Exhibit 99.1
                         STATEFED FINANCIAL CORPORATION
                             13523 University Avenue
                                Clive, Iowa 50325

For Immediate Release
---------------------

StateFed Financial Corp. Reports Second-Quarter Earnings

DES MOINES, Iowa (February 14, 2003) -- StateFed Financial Corporation (NASDAQ:
"SFFC"), the parent company of State Federal Bank, today reported net loss of $2,100 for the quarter ended December 31, 2002, the second quarter of the company's fiscal-year 2003. The results total $0.00 basic earnings per share compared to $0.34 cents per share for the same quarter a year earlier. For the first six months of fiscal year 2003, the bank realized a net profit of $2,000.

         Net interest income after provision for loans increased 24 percent for the quarter to $788,200 and rose 11 percent for the first six months of the fiscal year to $1.5 million. Non-interest income, excluding the impact of real estate operations, jumped 228 percent as a result of increased fee income and gains on the sale of loans to the secondary market. Sales of other financial products and services, including insurance and investments, continued to produce increases in fee and commission income.

         Despite improvement in net interest income after provisions and increased loan production, the company's earnings continued to be adversely affected by non-performing credits, high occupancy costs and increased expenses associated with new systems and the hiring of experienced lending and financial staff. Non-interest expenses increased for the quarter and the first half of the year 19 percent and 20 percent, respectively.

         "Keeping with the strategic plan, we diversified our lending activities to include originating for the secondary market. In addition, we made a concerted effort to increase accounts and build fee income to the appropriate level for a bank of our size," said Randall C. Bray, chairman of the board. "The trend line for interest income and non-interest income is on the right track. Going forward, containing expenses and exacting more productivity from every resource remain our key objectives."

         Loan production for the first half of fiscal year 2003 reached $16 million, more than double the activity for the first half of fiscal-year 2002, which totaled $7.5 million. The pace of refinancings and the company's decision to sell approximately 40 percent of its conforming mortgages to the secondary market kept growth modest with net loans standing at $85.5 million at the end of the second fiscal quarter compared to $84.8 million at June 30, 2002. In addition the company held $1.8 million in loans for sale.

         "We have the infrastructure, people and systems in place now to grow our loan portfolio at a far more rigorous pace than we've been able to in the past," Bray said. "Lending plays such a core role in

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our performance, driving interest income and to a lesser extent fee income.
Appropriate investments in our lending program will be essential to future growth."

         According to plan, StateFed experienced double-digit deposit growth of 12 percent with footings totaling $75.1 million at December 31, 2002 compared to $66.9 million at June 30, 2002. The company also continued to repay advance balances with the Federal Home Loan Bank. On December 31, 2002, advances had dropped to $9 million, down 36 percent, from $14 million at June 30, 2002. Accordingly, StateFed decreased its interest expense associated with advances by 39 percent.

         On December 31, 2002, StateFed reported total assets of $98.9 million and stockholders' equity of $14.0 million. State Federal Bank remains "well capitalized" under federal banking regulations.

         The Corporation's stock is traded on the NASDAQ Small-Cap Market under the symbol "SFFC". When used in this press release or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "significantly" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors could affect the Bank's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

         The Company does not undertake, and specifically disclaims, any obligations to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements.

For information, contact: Randall C. Bray, chairman, president & CEO, 515-252-0813.

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                         STATEFED FINANCIAL CORPORATION
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                       December 31, 2002 and June 30, 2002
                                   (Unaudited)

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

                                      ASSETS

                                                                          December 31, 2002    June 30, 2002

Cash and amounts due from depository institutions                         $       2,981,700    $       3,114,700
Investments in certificates of deposit                                               99,000               99,000
Investment securities available for sale                                          1,289,300            1,323,900
Loans held for sale                                                               1,830,400                    -
Loans receivable, net                                                            85,533,300           84,771,500
Real estate held for sale, net                                                      540,500              540,500
Property acquired in settlement of loans                                            419,300              364,600
Office property and equipment, net                                                3,443,500            3,405,700
Federal Home Loan Bank stock, at cost                                             1,762,200            1,762,200
Accrued interest receivable                                                         535,900              572,400
Deferred income taxes                                                               128,600              142,100
Other assets                                                                        325,500              308,600
                                                                          -----------------    -----------------
     TOTAL ASSETS                                                         $      98,889,200    $      96,405,200
                                                                          =================    =================

     LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits                                                                  $      75,114,300    $      66,901,100
Advances from Federal Home Loan Bank                                              9,000,000           14,000,000
Advances from borrowers for taxes and insurance                                     347,700              351,400
Accrued interest payable                                                              2,500              174,900
Dividends payable                                                                   127,900              127,900
Income taxes payable                                                                  8,500              305,200
Other liabilities                                                                   291,000              349,100
                                                                          -----------------    -----------------

        TOTAL LIABILITIES                                                        84,891,900           82,209,600
                                                                          -----------------    -----------------

Stockholders' equity:
Common stock                                                                         17,800               17,800
Additional paid-in capital                                                        8,559,900            8,527,900
Unearned compensation - Employee Stock Ownership Plan                               (57,800)             (85,500)
Accumulated other comprehensive income - unrealized gains
 on investment securities available for sale, net of deferred taxes                  23,300               27,500
Treasury stock                                                                   (5,172,500)          (5,172,500)
Retained earnings - substantially restricted                                     10,626,600           10,880,400
                                                                          -----------------    -----------------

     TOTAL STOCKHOLDERS' EQUITY                                                  13,997,300           14,195,600
                                                                          -----------------    -----------------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $      98,889,200    $      96,405,200
                                                                          =================    =================
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

                         STATEFED FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATION
           For the Three and Six Month Periods Ended December 31, 2002
                              and December 31, 2001
                                   (Unaudited)

                                          Three Months Ended          Six Months Ended
                                              December 31                December 31
                                      ------------------------   --------------------------
                                          2002          2001         2002         2001
                                      ------------------------   --------------------------

Interest Income:
Loans                                 $ 1,614,500   $1,797,100   $ 3,263,000    $ 3,643,100
Investments & other                        32,900       63,500        68,000        167,800
                                      ------------------------   --------------------------
  Total interest income                 1,647,400    1,860,600     3,331,000      3,810,900

Interest Expense:
Deposits                                  694,800      840,000     1,370,200      1,693,500
Borrowings                                164,400      232,500       361,700        588,300
                                      ------------------------   --------------------------
  Total interest expense                  859,200    1,072,500     1,731,900      2,281,800

Net interest income                       788,200      788,100     1,599,100      1,529,100
 provision for loan losses                      -      154,000       103,100        178,000
                                      ------------------------   --------------------------

Net interest income
provision for loan losses                 788,200      634,100     1,496,000      1,351,100

Non-interest Income:
Real estate operations                     13,300      107,100        26,100        234,900
Gain on sales of loans                     43,700            -        43,700              -
Gain on sale of real estate, net                -      638,200             -        638,200
Other                                      66,500       33,600       124,600         62,200
                                      ------------------------   --------------------------
  Total non-interest income                123,500      778,900       194,400        935,300

Noninterest Expense:
Salaries and benefits                     435,800      339,800       809,700        665,500
Real estate operations                          -       60,100             -        141,100
Occupancy and equipment                   127,300       99,400       297,300        174,000
FDIC premiums and OTS assessments          10,800       12,900        21,700         22,300
Data processing                            42,200       31,400        84,800         64,400
Other                                     313,500      237,600       514,400        376,600
                                      ------------------------   --------------------------
  Total non-interest expense              929,600      781,200     1,727,900      1,443,900
                                      ------------------------   --------------------------

Income (loss) before income taxes         (17,900)     631,800       (37,500)       842,500

Income tax expense (benefit)              (15,800)     202,200       (39,500)       269,500
                                      ------------------------   --------------------------
Net income (loss)                     $    (2,100)  $  429,600   $     2,000    $   573,000
                                      ========================   ==========================

Basic earnings per share              $         -   $     0.34   $         -          $0.46
Diluted earnings per share                      -         0.33             -           0.45

Dividends declared per common share   $      0.10   $     0.10   $      0.10    $      0.10

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